Name of Registrant:
Templeton Institutional Funds

File No. 811-06135

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Board of Trustees of Templeton Institutional Funds (the "Trust"), on behalf of Emerging Markets Series (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California
94403-1906 on October 30, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve a new Subadvisory Agreement with Franklin Templeton
Investment Management Limited.
4.	To approve an amended fundamental investment restriction
regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Ann Torre Bates	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Mary C. Choksi	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Edith E. Holiday	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Gregory E. Johnson	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Rupert H. Johnson, Jr.	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
J. Michael Luttig	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
David W. Niemiec	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Larry D. Thompson	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Constantine D. Tsretopoulos	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%
Robert E. Wade	4,450,730	99.74%	49.12%	11,557	0.26%	0.13%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
4,090,294	91.66%	45.14%	2,313	0.05%	10,631	0.24%	359,049	8.05%	Y

Proposal 3. To approve a new Subadvisory Agreement with
Franklin Templeton Investment Management Limited.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
4,090,517	91.67%	45.14%	1,302	0.03%	11,419	0.26%	359,049	8.05%	Y

Proposal 4. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
4,088,271	91.62%	45.12%	1,302	0.03%	13,665	0.26%	359,049	8.05%	Y